EXHIBIT 99.1


The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com


        READER'S DIGEST REPORTS 2Q FISCAL 2002 EPS OF $0.78
             Free Cash Flow is Up 38%, to $152 million

PLEASANTVILLE, N.Y., January 24, 2002--The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today reported earnings per share of $0.78 for the Fiscal 2002 second quarter ended December 31, 2001. Segment operating profits were $127 million, and revenues were $784 million. For the same Fiscal 2001 quarter, reported EPS was $0.99, segment operating profits were $156 million, and revenues were $824 million.

      "We are pleased to report second-quarter Fiscal 2002 earnings on the high end of the range we projected last October," said Thomas O. Ryder, Chairman and Chief Executive Officer.
"Even though we had a variety of challenges - including the soft U.S. economy, worse-than-expected impact from 9/11 and an anthrax scare that continued through virtually the entire quarter - our cost trends continued to be favorable, and we had strong performances from Books Are Fun and most of our overseas markets."

      The company increased free cash flow (cash flow before dividends, share repurchases and acquisitions) to $152 million, up 38 percent versus the Fiscal 2001 second quarter. This increase was driven primarily by improvements in working capital. The company used the proceeds to repurchase shares of its non-voting common stock, at a cost of $36 million during the quarter, and to reduce its net debt to $150 million, from $261 million at the end of the first quarter. During Fiscal 2002, the company has repurchased 3.6 million shares of stock under its previously announced repurchase program, at an average price of $17.86 per share.

      Revenue and profit declines came principally from Books & Home Entertainment (BHE) in the United States and the U.S. Magazines segment. These and other company businesses were significantly affected by the aftermath of the 9/11 terrorist attacks and anthrax scare. Direct-mail promotions were delayed or cancelled, or they produced lower-than-expected responses.
The fiscal second quarter is typically the company's busiest, and much of the promotion activity in the quarter was affected because the anthrax scare became an extended event. A key subscription mailing for Reader's Digest magazine in the United States had to be repeated, at a cost of more than $2 million.
QSP and Books Are Fun had to cancel or postpone thousands of events. In the United Kingdom, two promotions were severely affected, as one was mailed and the other arrived at homes on September 11.

                 Selected Financial Data for the Second Quarter

Millions of dollars, except              Q2 2002     Q2 2001        Variance
earnings per share
Revenues                               $   784.0     $ 824.3    $ (40.3)    (5)%
Segment operating profit (1)           $   126.6     $ 156.2    $ (29.6)   (19)%
Segment profit margin                        16%         19%    (3) pts.    N/A
Operating profit (2)                   $   126.6     $ 164.4    $ (37.8)   (23)%
Operating profit margin                      16%         20%    (4) pts.    N/A
Net income                             $    78.8     $ 103.8    $ (25.0)   (24)%
EBITDA (3)                             $   134.6     $ 168.9    $ (34.3)   (20)%
Diluted EPS                            $    0.78     $  0.99    $ (0.21)   (21)%


(1) Segment operating profit for Q2 2001 includes $5.5 million of goodwill amortization. On July 1, 2001 the company adopted FAS 142 "Goodwill and Other Intangible Assets." As a result, goodwill amortization is no longer recorded; rather, impairment analyses are performed annually to determine the fair value of goodwill recognized on the balance sheet. In connection with the adoption, the company concluded that there was no impairment of its goodwill holdings as of July 1, 2001.

(2) Operating profit for Q2 2001 includes: 1) an impairment loss for Walking magazine of $2.0 million and 2) a reversal of reserves resulting from a favorable state tax settlement of $10.1 million.

(3) EBITDA is defined as segment operating profit, excluding depreciation and amortization.



              Outlook for Second Half of Fiscal 2002

      The company anticipates earnings in the range of $0.35 to $0.45 per share for the second half of Fiscal 2002, compared with adjusted EPS of $0.32 in the second half of Fiscal 2001, before restructuring charges. The company expects earnings in the ranges of $0.15-$0.20 in the third quarter and $0.20-$0.30 in the fourth quarter of Fiscal 2002.

      "For the fourth quarter of Fiscal 2002, we should begin to see some benefit from the investments we have been making in re-engineering, new products and promotions, and new marketing channels," Ryder said. "We have been particularly aggressive at stepping up our investment in continuity series products around the world. Over the longer term, these are among our highest margin product lines, although customer acquisition costs tend to hurt profitability in the near term."

                     OPERATING SEGMENT RESULTS

        North America Books and Home Entertainment (NA BHE)

      North America BHE had second-quarter Fiscal 2002 revenues of $211 million, down 14 percent from $246 million in the prior-year period. Operating profits were
$22 million, versus $38 million in the second quarter of Fiscal 2001. The results reflected sharply reduced marketing activity, lower response rates and performance, and higher investment costs in marketing and product development.

      This was partially offset by a strong performance by Books Are Fun, which had double-digit increases in revenues and operating profits despite the cancellation of sales events after 9/11. BAF had higher revenues in all categories of activities. These increases were driven by improved sales averages per event and an increase in the number of events across all categories. The majority of cancellations were for corporate events, and these occurred early in the quarter. By quarter's end, sales from corporate events were up 3 percent versus last year's second quarter.

      In the United States, BHE results continued to be affected by 9/11 and anthrax scares, and response rates dropped steeply. Lower revenues also reflected a plan to significantly reduce promotion mailings and quantities of mail during the quarter. That plan was made in anticipation of lower responses due to promotion changes from the 2001 attorneys general sweepstakes agreement, and an overall softening of the U.S. economy.

      During the second quarter, NA BHE invested in new promotions and marketing channels to build toward profitable growth, including the use of direct response TV, telemarketing and customer lists from outside sources. It also promoted new book and music products, including continuity series like soft cover Select Editions, a medical annual, and a card & binder product. Such continuity programs are expected to contribute to revenues and profits over time.

                     International Businesses

      International Businesses, comprising BHE and magazines outside of North America, had revenues of $307 million, up 4 percent from $295 million a year ago. This growth was driven by a 5 percent revenue increase at international BHE, partly offset by a modest 1 percent advertising-related decline at international magazines.

      The revenue growth included gains across 13 of the company's 19 international business units, encompassing 50 countries and reflecting strength in many parts of the world. The company's businesses in Brazil and France both contributed double-digit revenue growth. Developing markets continued to produce strong revenues, including Russia, Hungary, Asia, the Czech Republic and India.

      Operating profits were $37 million, down from $46 million in the prior-year quarter. For the segment, lower operating profits were attributable to the costs of investment in new products and marketing channels, as well as operational weakness in the United Kingdom, Australia and Argentina.

                          U.S. Magazines

      U.S. Magazines had revenues of $243 million, an 8 percent decline from $265 million in the prior-year second quarter. This was driven primarily by a 12 percent revenue decline for magazines. Operating profits for the segment were $69 million, versus $75 million in Fiscal 2001. The magazine softness reflected a 17 percent decrease in advertising revenues, plus lower circulation revenues. Despite these factors, the division was able to improve its margins by achieving lower operating costs and re-engineering savings.

      The segment continued to employ new marketing techniques, including the use of the Web to secure new subscribers. For the first half of Fiscal 2002, Reader's Digest magazine acquired 126,000 subscribers over the Web, a 54 percent increase over the prior year.

      Reader's Digest had lower operating profits caused mainly by advertising and circulation softness. In part, the circulation softness was driven by incremental costs associated with additional customer mailings to replace mailings lost due to 9/11. The magazine continued to invest by fine-tuning its redesign to appeal to audiences, today and tomorrow. The Special Interest magazines had higher net profits, mainly because of a strong performance by Selecciones, the Spanish-language edition of Reader's Digest, and improvement at the Reader's Digest Large Type edition.

      QSP revenues and operating profits were roughly flat for the quarter, despite the difficult set of external circumstances.
QSP results were adversely affected by 9/11 due to the cancellation or displacement of events. Delayed events tended to produce lower-than-expected sales volume. Fears of anthrax in the mail system affected the direct-mail magazine program. QSP was also hurt by the challenges facing fundraisers of all types during the intense focus on raising money to help the families of 9/11 victims.

                     New Business Development

      New Business Development had revenues of $23 million, up 17 percent from $19 million in the year-ago quarter. Most of the increase in revenues came from the activities of Gifts.com, Inc. and the global Financial Services initiatives.

      This segment reduced its operating loss by 8 percent to $2 million, while expanding its international development efforts. Financial Services expanded its partnership roster, testing additional products in many markets, and growing revenues and profits. The gifts.com online store grew sales over 250 percent versus the prior year, largely via affinity marketing programs, while reducing its overall marketing costs.

      During the quarter, this segment continued its investment program in global markets, with good initial results in the United Kingdom for "Reader's Digest Fundraising," based on QSP, and in France for "Cote Livres," a Books Are Fun initiative. NBD also launched The Family Handyman magazine in Australia, and did testing for Young Families products in several markets.

      The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

      The company has four operating segments:

North America Books and Home Entertainment - Select Editions, series and general books, music, video and Young Families products in the United States and Canada; Books Are Fun; Reader's Digest magazine in Canada; QSP Canada. International Businesses
- Products sold in more than 60 countries outside the United States and Canada, including: Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in numerous editions and languages, and Special Interest magazines in the Czech Republic. U.S. Magazines - Reader's Digest magazine in the United States, plus The Family Handyman, American Woodworker, New Choices, Reader's Digest Large Type Edition, Selecciones, and QSP, Inc. New Business Development - Results from developing businesses, start-ups and marketing partnerships, financial services alliances, certain Special Interest magazines in international markets and Gifts.com, Inc., which includes Good Catalog Company.

This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

                       [Three tables follow]

                                                                                                                 Table 1 of 3

                                              The Reader's Digest Association, Inc. and Subsidiaries
                                                        Consolidated Statements of Income
                                                       (In millions, except per share data)
                                                                    (Unaudited)


                                                              Three-month periods ended          Six-month periods ended
                                                           December 31, 2001 and 2000 (A)      December 31, 2001 and 2000

                                                               Fiscal Years         Percent    Fiscal Years        Percent
                                                           2002          2001       Change    2002      2001        Change

Revenues                                                  $784.0        $824.3        (5%)  $1,281.5  $1,375.8        (7%)

Product, distribution and editorial expenses              (291.6)       (305.9)       (5%)    (499.1)   (514.7)       (3%)
Promotion, marketing and administrative expenses (B)      (365.8)       (362.2)        1%     (653.0)   (660.6)       (1%)
Other operating items                                        --            8.2        N/M        --        8.2        N/M
                                                          ------        ------        --    --------  --------        --

Operating profit                                           126.6         164.4       (23%)     129.4     208.7       (38%)

Other expense, net (C)                                      (3.5)         (3.5)        0%       (8.0)     (7.2)       11%
                                                          ------        ------        --    --------  --------        --

Income before provision for income taxes                   123.1         160.9       (23%)     121.4     201.5       (40%)

Provision for income taxes                                 (44.3)        (57.1)      (22%)     (43.7)    (75.5)      (42%)
                                                          ------        ------        --    --------  --------        --

Net income                                                 $78.8        $103.8       (24%)     $77.7    $126.0       (38%)
                                                          ======        ======        ==    ========  ========        ==

Basic earnings per share:
   Weighted average common shares outstanding              100.0         102.8                 101.0     102.9

   Basic earnings per share                                $0.78         $1.01       (22%)     $0.76     $1.22       (37%)
                                                          ======        ======        ==    ========  ========        ==

Diluted earnings per share:
   Weighted average common shares outstanding              100.0         104.1                 101.2     104.2

   Diluted earnings per share                              $0.78         $0.99       (21%)     $0.76     $1.20       (37%)
                                                          ======        ======        ==    ========  ========        ==

Dividends per common share                                 $0.05         $0.05        --       $0.10     $0.10        --


N/M - Not meaningful.

(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended December 31, 2001 and 2000 are the second fiscal quarters of fiscal year 2002 and fiscal year 2001, respectively.  Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  Effective July 1, 2001, the company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other
Intangible Assets.  Under SFAS No. 142 goodwill is no longer amortized; however, goodwill must be reviewed at least annually for impairment.  Accordingly, no goodwill amortization was recognized during fiscal 2002.  For the second quarter of fiscal 2001, goodwill amortization was $5.5 million, or $0.05 per share ($10.6 million for the six-month period ended December 31, 2000, or $0.10 per share).  The company completed its transitional goodwill impairment assessment and concluded that no impairment existed as of
July 1, 2001.

(C)  Other expense, net for the second quarter of fiscal 2001 includes equity in losses (including goodwill amortization) of
BrandDirect Marketing, Inc. of $4.5 million ($12.2 million for the six-month period ended December 31, 2000). There were no such losses in fiscal 2002.


                                                                                                                       Table 2 of 3
                                          The Reader's Digest Association, Inc. and Subsidiaries
                                           Revenues and Operating Profit by Operating Segments
                                                                 (In millions)
                                                                   (Unaudited)


                                                         Three-month periods ended              Six-month periods ended
                                                       December 31, 2001 and 2000 (A)          December 31, 2001 and 2000

                                                           Fiscal Years        Better/          Fiscal Years         Better/
                                                         2002        2001      (Worse)       2002         2001      (Worse)

Revenues

North America Books and Home Entertainment              $210.9      $245.6       (14%)      $344.6       $407.2       (15%)

International Businesses                                 307.2       294.7         4%        545.4        558.5        (2%)

U.S. Magazines                                           243.3       264.7        (8%)       357.8        382.1        (6%)

New Business Development                                  22.6        19.3        17%         33.7         28.0        20%
                                                        ------      ------        --      --------     --------        --

Total Revenues                                          $784.0      $824.3        (5%)    $1,281.5     $1,375.8        (7%)
                                                        ======      ======        ==      ========     ========        ==

Operating Profit (Loss)

North America Books and Home Entertainment               $22.1       $37.7       (41%)       $12.3        $61.5       (80%)

International Businesses                                  37.3        45.6       (18%)        51.0         75.0       (32%)

U.S. Magazines                                            69.5        75.4        (8%)        70.6         73.1        (3%)

New Business Development                                  (2.3)       (2.5)        8%         (4.5)        (9.1)       51%
                                                        ------      ------        --      --------     --------        --

Total Operating Segment Profit                          $126.6      $156.2       (19%)      $129.4       $200.5       (35%)

Other Operating Items                                      0.0         8.2        N/M          0.0          8.2        N/M
                                                        ------      ------        --      --------     --------        --

Total Operating Profit                                  $126.6      $164.4       (23%)      $129.4       $208.7       (38%)
                                                        ======      ======        ==      ========     ========        ==



N/M - Not meaningful.

(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended December 31, 2001 and 2000 are the second fiscal quarters of fiscal year 2002 and fiscal year 2001, respectively.  Operating results for any interim period are not necessarily indicative of the results for an entire year.

                                                                                             Table 3 of 3
                      The Reader's Digest Association, Inc. and Subsidiaries
                               Consolidated Condensed Balance Sheets
                                            (In millions)
                                             (Unaudited)

                                                        December 31,          June 30,
                                                            2001                2001
Assets
      Cash and cash equivalents                             $75.3              $35.4
      Accounts receivable, net                              413.7              274.8
      Inventories, net                                      149.8              161.6
      Deferred promotion costs                               96.7              106.7
      Prepaid expenses and other current assets             174.9              192.1
                                                         --------           --------
Total current assets                                        910.4              770.6

      Property, plant and equipment, net                    158.3              160.2
      Intangible assets, net                                404.7              409.8
      Other noncurrent assets                               355.1              334.5
                                                         --------           --------
Total assets                                             $1,828.5           $1,675.1
                                                         ========           ========

Liabilities and Stockholder's Equity
      Loans and notes payable                              $215.7             $160.3
      Accounts payable                                       75.1               86.4
      Accrued expenses                                      284.0              251.1
      Income taxes payable                                   62.5               41.2
      Unearned revenue                                      340.5              291.6
      Other current liabilities                              10.0               28.9
                                                         --------           --------
Total current liabilities                                   987.8              859.5

      Other noncurrent liabilities                          367.6              359.4
                                                         --------           --------
Total liabilities                                         1,355.4            1,218.9

      Capital stock                                          24.3               29.6
      Paid-in-capital                                       225.5              226.1
      Retained earnings                                   1,260.3            1,187.7
      Accumulated other comprehensive loss                  (81.7)             (84.6)
      Treasury stock, at cost                              (955.3)            (902.6)
                                                         --------           --------
Total stockholder's equity                                  473.1              456.2
                                                         --------           --------
Total liabilities and stockholder's equity               $1,828.5           $1,675.1
                                                         ========           ========